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                                                                     EXHIBIT 9.1


                             VOTING TRUST AGREEMENT

       This Voting Trust Agreement ("Agreement") is made in Dade County, Florida, on April ____, 1996, by and among certain stockholders of CONNECT EXPRESS, INC., a Florida corporation ("Corporation"), whose names are subscribed below, and all other stockholders of the Corporation who shall join in and become parties to this Agreement as hereinafter provided, all of which stockholders are hereinafter called "Subscribers," and Marc D. Fishman, who is hereinafter called the "Trustee."

                                    Recitals

       This Subscribers own shares of the common stock of the Corporation (the "Shares") in the amount set opposite their respective signatures hereto.

       With a view to the safe and competent management of the Corporation in the interests of all of its stockholders, including the Subscribers, the Subscribers desire to create a voting trust (the "Trust").

       The Subscribers desire to specify in writing their respective rights and obligations, and to set forth certain matters regarding the Trust.

                                   Agreement

       1. Transfer of Stock to Trustee. Each of the Subscribers will execute the stock power in the form attached hereto as Exhibit A, will assign and deliver to the Trustee any certificate representing Shares owned by them respectively, and will do all things necessary for the transfer of their respective Shares to the Trustee on the books of Corporation.

       2. Other Stockholders May Join. Any stockholder in the Corporation may, with the Trustee's consent, become a party to this Agreement by executing the Agreement and assigning and delivering the certificate or certificates of his or her Shares to the Trustee in the manner provided in Section 1.

       3. Trustee To Hold Subject To Agreement. The Trustee shall hold the Shares so transferred to him for the common benefit of the Subscribers, under the terms and conditions of this Agreement.

       4. Issuance Of Stock Certificates To Trustee. The Trustee shall ensure that the Corporation issues Shares to the Subscribers in the form of a certificate issued to the Trustee as the trustee under this Agreement; provided, however, that if any shareholder of the Corporation, other than the Subscribers originally joining the Trust, desires to join the Trust and the Trustee approves, the Trustee shall surrender to the proper officer of the Corporation for cancellation all such certificates for Shares delivered to him for inclusion in the Trust, and in their stead the Trustee shall procure new certificates to be issued to him as trustee under this Agreement.

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       5.     Voting Trust Certificates. The Trustee shall issue to each of the
Subscribers a voting trust certificate ("Trust Certificate") for the number of Shares that Subscriber has placed in the Trust. Each Trust certificate shall state that it is issued under this Agreement, shall set forth the nature of the beneficial interest thereunder of the person to whom it is issued, shall set forth the number of Shares it beneficially represents, and shall be assignable, subject to the provisions of this Agreement. The Trustee shall keep a list of the names and addresses of all Subscribers, together with the number (and if applicable, the class) of Shares each transferred to the Trust, and deliver copies of the list and this Agreement to the Corporation's principal office so that they may be open to inspection by any shareholder of the Corporation or any beneficiary of the Trust.

      The Trust Certificate shall be substantially in the following form:

                             TRUSTEE'S CERTIFICATE

                This is to certify that the undersigned Trustee has received a certificate or certificates issued in the name of [name] evidencing the ownership of [number] shares of Common Stock of Connect Express, Inc., a Florida corporation ("Connect"), and that such shares are held subject to all the terms and conditions of a Voting Trust Agreement, dated April ____, 1996, by and among Marc D. Fishman as Trustee, and certain shareholders in Connect. During the period of ten (10) years from and after April ____, 1996, the said Trustee or his successors shall, as provided in said Voting Trust Agreement, possess and be entitled to exercise the vote and otherwise represent all of the said shares for all purposes, the Trustee and the holder of this certificate having agreed that no voting right shall pass to the holder by virtue of the ownership of this certificate.

                Upon the termination of said Trust, this certificate shall be surrendered to the Trustee by its holder upon delivery to such holder of a stock certificate representing a like number of Connect shares.

                IN WITNESS WHEREOF, the undersigned Trustee has executed this certificate as of [date].


                                                 -------------------------
                                                 Marc D. Fishman,
                                                 Trustee

       6. Trustee To Vote Stock. It shall be the duty of the Trustee, and he shall have full power ad authority and is hereby fully empowered and authorized to represent the holders of the Trust Certificates and the Shares transferred to the Trustee as aforesaid to vote said Shares as in the judgment of the Trustee may be for the best interest of the Corporation, at all meetings of the


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stockholders of the Corporation or for shareholder action without a meeting as permitted by law, in the election of directors and upon any and all other matters in question, as fully as any stockholder might do if personally present or consenting.

       7. Trustee's Liability. The Trustee shall use his best judgment in voting the Shares subject to the Trust, but shall not be liable for any vote cast or consent given by him in good faith and in the absence of gross negligence.

       8. Dividends. The Trustee shall collect and receive all dividends that may accrue upon the Shares subject to the Trust, and subject to deduction as provided in the following paragraph, shall divide the same among the Trust Certificate holders in proportion to the number of Shares subject to the Trust respectively represented by their Trust Certificates.

       9. Trustee's Indemnity. The Trustee shall be entitled to be indemnified out of the dividends coming to his hands against all costs, charges, expenses and other liabilities properly incurred by him in the exercise of any power conferred upon him by this Agreement.

       10. Appointment of Trustee to Fill Vacancy. In the event of death, resignation, or refusal or inability to act by the Trustee, the Subscribers shall appoint a Trustee reasonably acceptable to the Corporation to fill the vacancy, and any person so appointed shall thereupon be vested with all the duties, powers and authority of the Trustee hereunder as if originally named herein.

       11. Continuance and Termination of Trust. The Trust hereby created shall be continued until 10 years after its effective date, and shall then terminate. Upon termination of the Trust, the Trustee shall, upon the surrender of the Trust Certificates by the respective holders thereof, assign and transfer to them the number of Shares thereby represented.

       12. Withdrawal of Shares. Upon the Securities and Exchange Commission declaring a registration statement filed by the Corporation of Form S-1 or SB-1 for the initial public offering of Shares to be effective, any Subscriber may (from time-to-time and at any time) withdraw any or all of his or her Shares from the Trust, provided that such Shares, immediately upon their withdrawal, are sold pursuant to a bona fide sale to a party who is not a party to the Trust. The Trustee shall cooperate and comply with all reasonable, written requests made by a Subscriber seeking to withdraw Shares in compliance with this
Section 12, provided that the Trustee receives any and all reasonable assurances or performance as and when he requests from such Subscriber, including, without limiting the generality of the foregoing, provision of any expenses that may be incurred by the Trust, the Trustee, or the Corporation in connection with the withdrawal of the requested Shares.

       13.    Disclosure of Fishman's Relationships with the Corporation.

              a. Each Subscriber hereby acknowledges that Fishman (i) is individually a holder of Corporation Shares, (ii) is the Chief Executive Officer of the Corporation and is the

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Chairman of its Board of Directors, and (iii) during the term of the
Trust, will be able to vote a majority of the Corporation's Shares when the Shares subject to the Trust are aggregated with his Shares (until such time, if ever during the Trust's term, that the number of Shares held by others exceeds that of the Subscribers and Fishman, which could occur as a result of the Corporation issuing new Shares and/or the withdrawal of Shares from the Trust).

              b. Fishman hereby agrees to inform the Subscribers of any material changes in his relationships with the Corporation which could materially affect the Subscribers' interests.

       14. After-Acquired Shares. The terms and provisions of this Agreement shall apply to all Shares now owned or which may be issued hereafter to any of the Subscribers, including, without limitation, Shares which may be issued in consequence of any purchase, exchange or reclassification of shares, corporate reorganization or any form of recapitalization or consolidation or merger or share split-up, share dividend or distribution, or which are acquired by such party in any manner whatsoever, including the exercise of an option pursuant to any option agreement with the Corporation.

       15. Third Party Beneficiary. The clause of Section 10 providing for the Corporation's reasonable acceptance, Section 15, and Subsections 16(b) and
(h) hereof have been included herein for the express benefit of the Corporation and may not be amended, or any rights or obligations thereunder waived, without the prior written consent of the Corporation.

       16.    Miscellaneous.

              a. This Agreement, together with the attached Exhibit, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations or agreements, whether written or oral. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and assigns.

              b. Except as otherwise expressly provided herein, the rights and obligations of the parties pursuant to this Agreement may not be assigned without the express written consent of all other parties, approved in writing in advance by the Corporation.

              c. The Subscribers and Trustee each agree to execute in an expeditious manner all instruments in writing and to do all other things necessary to effectuate the purpose of this Agreement.

              d. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. The parties hereto waive any objection to the local, State and Federal courts located in Dade County, Florida, being a proper or convenient forum for the litigation of any matter which might arise between them relating to this Agreement.

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             e.     If any covenant or other provision of this Agreement is
invalid, unlawful or incapable of being enforced, by reason of any rule of law or public policy, all other conditions and provisions of this Agreement which can be given effect without the invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

              f. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered in person or by means of registered or certified mail, return receipt requested, postage prepaid, or by any nationally utilized delivery service. All such notices shall be deemed given if delivered by hand, on the third business day if mailed as aforesaid, and on the first business day after delivery if sent by overnight delivery service. Notices may also be given by facsimile transmission provided that an original copy be sent to the addressee by courier or by a nationally utilized delivery service by the day following such transmission. Facsimiles shall be delivered on the date of such transmission. Notices to the parties shall be sent to the last address for that person or entity as provided by the Corporation.

        Any party hereto may change the address to which such notice or communication may be sent by giving written notice to each of the other parties hereto of its new address.

              g. In the event that either party hereto finds it necessary to employ the services of an attorney to enforce any of their rights hereunder, the prevailing party to such action shall be entitled to recover from the other party all reasonable costs thereof, including, but not limited to, attorneys' fees and court costs incurred as a result of such enforcement action and all appropriate appeals thereof.

              h. This Agreement may be amended only by a writing signed by all then-current parties, approved in advance in writing by the Corporation.

              i. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Subscribers have executed this Agreement and set opposite their respective signatures the number of shares held by them respectively, and the Trustee, in token of his acceptance hereby created, has executed this Agreement.



                                          ___________________________

                                          ______________________Shares


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